UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Amarin Corporation plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Amarin Corporation plc (the “Company”) has established a website, https://www.voteamarin.com/, to communicate with the Company’s shareholders regarding its solicitation of proxies from shareholders at the Company’s Special General Meeting of Shareholders to be held on February 28, 2023. Below is an email to employees issued by the Company on February 21, 2023. The Company has filed a definitive proxy statement (DEFC14A) and WHITE proxy card with the U.S. Securities and Exchange Commission in connection with its solicitation of proxies from shareholders. Shareholders are strongly encouraged to read such proxy statement and accompanying WHITE proxy card as they contain important information.

The following is an employee email issued by the Company:

Subject: Important Message from Karim Mikhail

Dear Colleagues,

I know there have been a lot of communications about the proxy contest over the past few weeks both from me personally and in the public domain.

As I said from the outset, this aggressive public back and forth is typical in a contested election. However, you may have seen that Sarissa has continued to print factually inaccurate information at the expense of our Company. I can’t speak for why Sarissa is making these false statements, but I can speak to the facts about Amarin and what steps we are taking to hold Sarissa accountable. We have publicly corrected every misstatement in the strongest terms possible and have alerted the U.S. Securities and Exchange Commission (SEC) about Sarissa’s falsehoods and wrongdoings.

When this proxy contest ends, regardless of the outcome, we all must continue to stay focused on our important work of getting VASCEPA/VAZKEPA into the hands of our patients who need it — I know you all are up to the task! The last 18 months at Amarin have been transformative and exceeded my expectations for where we would be. A significant transformation like this is not easy and it doesn’t happen overnight. We have reimagined the Company from our people to our strategy to our investments, and I could not be prouder of what we have achieved together.

It’s not just me who recognizes our hard work and what we have achieved. Our Board of Directors stands firmly behind our team and has the utmost confidence in Amarin’s future. Our success in stabilizing our U.S. business, the positive pricing and reimbursement discussions we are having every day in Europe, and our regulatory efforts across International reaffirm our unique product and the importance of Amarin’s mission. We must not let up on our critical work and continue driving forward toward successful outcomes, because this will make a difference for patients.

On behalf of the entire Board, thank you for all of your hard work and your continued commitment to Amarin.

Regards,

Karim Mikhail

President & Chief Executive Officer

Consistent with company policy, if you receive any inquiries from members of the media, analysts, or investors, please direct them to Lisa DeFrancesco or Mark Marmur.

Forward-Looking Statements

This communication contains forward-looking statements which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.